Exhibit 99.1

PRESS RELEASE

SENORX REPORTS 37.7 PERCENT GROWTH IN SECOND QUARTER 2008 REVENUE; GROSS MARGINS INCREASE TO 61.3 PERCENT FROM 57.0 PERCENT A YEAR AGO

ALISO VIEJO, Calif., August 11 – SenoRx, Inc. (Nasdaq: SENO) today reported financial results for its second quarter ended June 30, 2008. Revenue for the quarter increased 37.7 percent to $11.2 million, compared with $8.1 million in the second quarter a year ago. Gross profit increased 48.1 percent to $6.9 million, or 61.3 percent of revenue, up from $4.6 million, or 57.0 percent of revenue, in the second quarter of 2007.

SenoRx reported an operating loss for the second quarter of $5.3 million, compared with $2.6 million in the same period last year, primarily due to incremental expense during the quarter of $3.5 million in attorney and related litigation costs incurred as a result of the complaint by Hologic of patent infringement related to our Contura MLB™. The operating loss for the quarter included expenses of approximately $348,000 associated with being a public company, compared with $167,000 in the second quarter a year ago. Stock-based compensation expense in the second quarter was $540,000, compared with $563,000 in the same quarter last year. In addition, sales and marketing expenses in the quarter increased 30.4 percent, primarily due to ongoing investment to expand our sales organization and support the continuing commercialization of Contura MLB, VisiLoc™ and SenoSonix™.

Interest expense for the second quarter declined significantly to $13,000, compared with $450,000 a year ago, primarily due to the retirement of a subordinated debt facility with Escalate Capital in the fourth quarter of 2007. Interest income declined to $147,000 from $561,000 in the second quarter of 2007 due to lower cash balances and lower interest rates. The lower cash balances are a result of our continued use of the proceeds from the April 2007 initial public offering to fund operations. In addition, the second quarter a year ago included non-cash income of $305,000 related to the change in the value of our May 2006 convertible promissory notes and the change in the value of the warrant liability related to our December 2006 subordinated note.

Net loss for the second quarter of 2008 was $5.1 million or 30 cents per share, compared with $2.1 million or 15 cents per share in the same period last year. Excluding patent litigation, non-cash charges for stock-based compensation and the non-cash fair value adjustments for convertible notes and warrant valuation the net loss was $1.1 million for the quarter compared with $1.9 million for the same period last year.

Lloyd Malchow, SenoRx President and Chief Executive Officer, said “Our second quarter results continue to reflect solid operational performance. Strong revenue growth was driven by significant increases in sales of both biopsy disposables and biopsy capital equipment compared with the second quarter a year ago. Also contributing to growth in revenue for the quarter was a commercial level of product promotion activity for Contura MLB, which was in pre-launch human clinical evaluation a year ago. Despite the significant impact of the litigation costs incurred during the period, we remain encouraged by our operating performance and our outlook for the future. The market for our breast-care products continues to expand, including growth related to our ongoing international expansion through distributors in more than 15 countries.”

Revenue from biopsy disposables for the second quarter increased 29.1 percent to $5.2 million, compared with $4.0 million in the second quarter a year ago. The increase was primarily a result of continuing growth in the installed base of EnCor systems, which increased to 646 systems from 406 systems at the end of the second quarter of 2007 and from 594 systems at the end of the first quarter of 2008. Biopsy capital equipment revenue also contributed to the strong revenue growth in the quarter, increasing 73.9 percent to $1.1 million, compared to $620,000 in the second quarter of 2007. In addition, therapeutic disposable revenue, which reflects sales of Contura MLB, was $1.0 million in the second quarter of 2008. This compares with $25,000 in the second quarter of 2007, when the initial sales of Contura to target accounts began during the last month of that quarter.

“We also increased our gross margin,” continued Malchow, “which showed solid improvement compared to the second quarter last year. The increase primarily reflects improved efficiencies in the production of our disposable biopsy probes and tissue markers, along with incremental gross margin contribution from sales of Contura MLB. In addition, gross margin continues to benefit from improved leverage of our manufacturing overhead across increased sales volume and inventory unit production.”

“We remain focused on executing our strategy to capitalize on the significant growth opportunities for SenoRx in the expanding market for interventional diagnostic and therapeutic products in breast care,” concluded Malchow.

For the first six months of 2008, SenoRx posted revenue of $21.9 million, an increase of 38.2 percent compared with $15.8 million for the same period in 2007. Gross profit grew 53.4 percent to $13.5 million from $8.8 million in the first six months of 2007. Net loss for the first six months of 2008 was $7.1 million, or 41 cents per share, compared with $4.2 million, or 45 cents per share for the same period a year ago.

SenoRx finished the second quarter in a strong financial position with cash and short-term investments of $19.3 million. The company also continues to maintain a credit facility that allows it to borrow up to $4.0 million.

2008 Outlook

Based on performance through the first half of the year, SenoRx is narrowing its current estimate for 2008 revenue to be in the range of $46.5 million to $49.5 million. In addition, SenoRx continues to estimate that deferred compensation and equity-based compensation expense will range between $2.8 million and $3.2 million for 2008. These ranges could be materially impacted based upon the number of options granted and fluctuation in the market price of the company’s common stock.

With regard to the complaint filed by Hologic in January 2008, the Court granted a joint request by the parties to stay all proceedings, including the previously scheduled Markman claims construction hearing and the trial, until at least August 22, 2008 in order to provide the parties time to discuss possible resolution of the matter. Our current outlook for patent litigation costs beyond the $4.3 million incurred to date, is an additional $500,000 to $3 million for the remainder of 2008, depending upon the disposition of the Markman hearing and a trial.

Conference Call

SenoRx will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Tuesday, August 12, 2008. The conference call can be accessed by calling 877-440-5796 (719-325-4872 for international callers) or via the company’s website. www.senorx.com.

Use of Non-GAAP Financial Measures

To supplement certain GAAP financial information, SenoRx has provided non-GAAP adjusted net loss information that excludes the impact of the stock-based compensation, patent litigation expenses and fair value adjustments to convertible notes and warrant liability. SenoRx management believes that in order to properly understand SenoRx’s short-term and long-term financial trends, investors may wish to consider the impact of certain charges and the fair value adjustments. These result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, SenoRx management uses the adjusted net loss before certain charges and fair value adjustments to evaluate the operational performance of the company and as a basis for strategic planning. A table reconciling the GAAP financial information to the non-GAAP information is included in our earnings release. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.

About SenoRx

SenoRx (Nasdaq: SENO) develops, manufactures and sells minimally invasive medical devices used by breast care specialists for the diagnosis and treatment of breast cancer, including its EnCor® vacuum-assisted breast biopsy system and Contura™ MLB catheter for delivering radiation to the tissue surrounding the lumpectomy cavity following surgery for breast cancer. SenoRx’s field sales organization serves over 1,000 breast diagnostic and treatment centers in the United States and Canada. In addition, SenoRx has recently launched several of its products through distributors in more than 15 countries outside the U.S. and Canada. The company’s line of breast care products includes biopsy disposables, biopsy capital equipment, diagnostic adjunct products and therapeutic disposables. SenoRx is developing additional minimally invasive products for the diagnosis and treatment of breast cancer. For more information, visit the company’s website at www.senorx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning expectations of future revenue growth and opportunities, the growing markets for SenoRx’s products, the ability to continue to innovate and execute, estimates of litigation costs, SenoRx’s guidance for 2008, and the factors that would impact that guidance are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause SenoRx’s actual results to differ materially from the statements contained herein. SenoRx’s second quarter June 30, 2008 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect SenoRx’s business and its financial results are detailed in its most recent quarterly report on Form 10-Q as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. SenoRx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACT:	SenoRx, Inc. Lila Churney, Director of Investor Relations 949.362.4800 ext. 132

SENORX, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$19,338,100	$17,185,259
Short-term investments	—	10,764,490
Accounts receivable, net of allowance for doubtful accounts of $188,795, and 107,728, respectively	6,587,283	5,421,184
Inventory	8,310,247	6,650,955
Prepaid expenses and deposits	753,654	544,276

Total current assets	34,989,284	40,566,164
Property and equipment, net	1,266,097	1,071,435
Other assets, net of accumulated amortization of $647,753, and $436,380, respectively	822,382	424,649

TOTAL	$37,077,763	$42,062,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,699,328	$2,580,249
Accrued expenses, including accrued employee compensation of $1,842,160 and $1,137,889, respectively	4,593,363	2,904,603
Deferred revenue	123,514	93,888
Current portion of long-term debt	64,118	2,093,346

Total current liabilities	8,480,323	7,672,086
Long-term debt—less current portion	12,287	26,820

Total liabilities	8,492,610	7,698,906
Commitments and contingencies (Note 10)
Stockholders’ Equity:
Common stock, $0.001 par value—100,000,000 shares authorized; 17,268,348 (2008) and 17,202,395 (2007) issued and outstanding	17,268	17,202
Additional paid-in capital	111,163,486	109,815,612
Accumulated deficit	(82,595,601)	(75,469,472)

Total stockholders’ equity	28,585,153	34,363,342

TOTAL	$37,077,763	$42,062,248

SENORX, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net revenues	$11,186,118	$8,121,285	$21,868,893	$15,821,361
Cost of goods sold	4,326,302	3,490,011	8,379,752	7,027,355

Gross profit	6,859,816	4,631,274	13,489,141	8,794,006
Operating expenses:
Selling and marketing	5,775,891	4,430,998	10,865,453	8,731,491
Research and development	1,462,898	1,646,665	3,024,802	3,114,869
General and administrative	4,886,590	1,104,652	7,093,983	1,887,188

Total operating expenses	12,125,379	7,182,315	20,984,238	13,733,548

Loss from operations	(5,265,563)	(2,551,041)	(7,495,097)	(4,939,542)
Interest expense	12,640	449,865	36,826	926,735
Change in fair value of convertible promissory notes and warrant valuation	—	(305,047)	—	(990,875)
Interest Income	(146,611)	(560,980)	(405,794)	(631,039)

Loss before provision for income taxes	(5,131,592)	(2,134,879)	(7,126,129)	(4,244,363)
Provision for income taxes	—	—	—	—

Net loss	$(5,131,592)	$(2,134,879)	$(7,126,129)	$(4,244,363)

Net loss per share-basic and diluted	$(0.30)	$(0.15)	$(0.41)	$(0.45)

Weighted average shares outstanding-basic and diluted	17,231,164	13,900,529	17,214,336	9,388,107

REVENUE BY PRODUCT CLASS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Biopsy disposable products	$5,189,579	$4,021,597	$10,061,172	$7,541,181
Biopsy capital equipment products	1,079,023	620,401	2,350,609	1,101,229
Diagnostic adjunct products	3,878,643	3,454,190	7,801,607	7,153,854
Therapeutic disposables	1,038,873	25,097	1,644,505	25,097

Total	$11,186,118	$8,121,285	$21,868,893	$15,821,361

ADJUSTED NET LOSS RECONCILIATION

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net loss	$(5,131,592)	$(2,134,879)	$(7,126,129)	$(4,244,363)
Stock-based compensation	539,982	562,761	1,094,461	867,504
Patent litigation expenses	3,493,130	—	4,258,379	—
Change in fair value of convertible promissory notes and warrant valuation	—	(305,047)	—	(990,875)

Adjusted net loss	$(1,098,480)	$(1,877,165)	$(1,773,289)	$(6,102,742)